Exhibit 3.137

AMENDED AND RESTATED LIMITED PARTNERSHIP agreement

OF

AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP i, L.P.

This Amended and Restated Limited Partnership Agreement (the “Agreement”) of Aviv Healthcare Properties Operating Partnership I, L.P. (the “Partnership”) is made and entered into on this 1st day of April, 2015 by and between OHI Healthcare Properties Limited Partnership, a Delaware limited partnership, as the general partner (the “General Partner”) and Aviv OP Limited Partner, L.L.C., a Delaware limited liability company (the “Limited Partner”). (The General Partner and the Limited Partner may be referred to collectively as the “Partners”). As used in this Agreement, the “Act” means the Delaware Revised Uniform Limited Partnership Act, as the same may be amended from time to time.

RECITALS:

WHEREAS, the Partnership was formed as a Delaware limited partnership on March 17, 2005, pursuant to the provisions of the Act; and

WHEREAS, on April 1, 2015, OHI Healthcare Properties Limited Partnership, a Delaware limited partnership, acquired all of the outstanding equity interests in Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, the former general partner of the Partnership and owner of all of the outstanding equity interests in the Limited Partner; and

WHEREAS, the General Partner owns ninety-nine percent of the outstanding equity interests in the Partnership (the “General Partner Interest”) and the Limited Partner one percent of the outstanding equity interests in the Partnership (the “Limited Partner Interest”). (The General Partner Interest and the Limited Partner Interest may be referred to as the “Partnership Interests”); and

WHEREAS, the General Partner and the Limited Partner now desire to enter into this Agreement to amend and restate the Amended and Restated Limited Partnership Agreement of the Partnership dated as of April 13, 2005, as heretofore amended.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.       Name. The name of the Partnership is Aviv Healthcare Properties Operating Partnership I, L.P.

Section 2.       Principal Business Office. The principal business office of the Partnership shall be located at 200 International Circle, Suite 3500, Hunt Valley, MD 21030.

Section 3.       Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

Section 4.      Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

Section 5.       Partners. The General Partner Interest and Limited Partner Interest percentages (the “Partnership Interest Percentages”), and the mailing addresses of the Partners are set forth on Schedule A attached hereto. In the event of any change with respect to the information stated on Schedule A hereto, the General Partner shall have the authority to amend and update Schedule A to reflect such change; provided, however, that the failure of the General Partner to update Schedule A or provide a revised copy of Schedule A to the Limited Partner shall not prevent the effectiveness of, or otherwise affect the underlying adjustments that would be reflected in, such amendment to Schedule A as so updated.

Section 6.       Foreign Qualification. The General Partner or any Officer shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in any jurisdiction in which the Partnership may wish to conduct business.

Section 7.       Purposes. The Partnership was formed for the purposes of (a) acquiring, selling, investing in, holding, owning, leasing, managing, operating, granting mortgages on and security interests in, and acquiring and making loans secured by, real property and personal property and all rights and interests in any manner appertaining or incidental thereto, and (b) engaging in any lawful business, action or activity in which a limited partnership formed pursuant to the Act may engage.

Section 8.       Powers. The Partnership, and the General Partner and the Officers acting on behalf of the Partnership in accordance with this Agreement, (a) shall have and may exercise all powers necessary, convenient or incidental to accomplish the Partnership’s purposes as set forth in Section 7 and (b) shall have and may exercise all of the powers and rights conferred upon limited partnerships formed pursuant to the Act.

Section 9.       Management. In accordance with Section 17-403, the management of the Partnership shall be vested exclusively in the General Partner. The General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Partnership, to make all decisions regarding those matters, to execute documents on behalf of, and to otherwise bind the Partnership and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business. The General Partner shall have authority to delegate powers and duties to Officers of the Partnership pursuant to Section 10. Except for the right to vote on matters explicitly set forth in this Agreement or the Act (which rights have not been modified by this Agreement), the Limited Partner shall not have the right to take part in the operation, management or control of the Partnership’s business or affairs, transact business in the Partnership’s name or have the power to sign documents or otherwise act on behalf of or bind the Partnership.

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Section 10.     Officers.

(a)       Officers. The General Partner may, from time to time, designate one or more persons to be officers of the Partnership (each an “Officer”). Any Officer so designated shall have such title, power and authority and perform such duties as the General Partner may, from time to time, delegate to them; provided, however, that except as otherwise delegated by the General Partner, the Officers shall have such power and authority and perform such duties as officers with similar titles of business corporations organized under the General Corporation Law of the State of Delaware. Each Officer shall hold office for the term for which such Officer is designated and until its qualified successor shall be duly designated or until such officer’s death, resignation or removal as provided herein. Any Officer may be removed as such, with or without cause, by the General Partner at any time. Any Officer may resign at any time upon written notice to the Partnership. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time the General Partner receives such written resignation. The initial Officers of the Partnership designated by the General Partner are listed on Schedule B attached hereto. The General Partner may from time to time by resolution authorize a person who is not an Officer to act on behalf of the Partnership and to execute and/or attest documents as an authorized representative of the Partnership, subject to such specific authority and such specific limitations as the General Partner shall in its sole discretion determine and as shall be set forth in the resolution, and such person shall have such title as shall be set forth in the resolution. The action of such person taken in accordance with the authority granted to such person in the resolution shall bind the Partnership, and such person shall have the same fiduciary duty of loyalty and care as the Officers.

(b)       Officers as Agents. The Officers, to the extent of their powers and authority set forth in this Agreement or otherwise vested in them by the General Partner not inconsistent with this Agreement, are agents of the Partnership for the purpose of the Partnership’s business and, the actions of the Officers taken in accordance with such powers and authority shall bind the Partnership.

(c)       Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 11.     Limited Liability. Except as provided in this Agreement or the Act, the General Partner shall have the liabilities of a partner in a Delaware partnership without limited partners. Except as provided in the Act, the Limited Partner shall have no liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise.

Section 12.     Tax Matters. Solely for federal and relevant state income and/or state franchise tax purposes and for no other purpose whatsoever, the Partnership shall constitute a disregarded entity under Section 301.7701-3(a) of the federal income tax regulations and any comparable provision of relevant state income or franchise tax law, regulation or administrative pronouncement.

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Section 13.     Allocation of Profits and Losses. The Partnership’s economic profits and losses shall be allocated among the Partners in proportion to their respective Partnership Interest Percentages.

Section 14.     Distributions. Distributions shall be made to the Partners, at such times and in such amounts as the General Partner may determine, in its discretion, in proportion to their respective Partnership Interest Percentages. Notwithstanding any other provision of this Agreement, the Partnership shall not be required to make a distribution to the Partners if such distribution would violate Section 17-607 of the Act or any other applicable law.

Section 15.     Certificates. The Partnership Interests of the Partners may be evidenced by certificates showing the names of the Partner and the Partnership Interest Percentage held by the Partner. The certificates shall be signed by the General Partner or an Officer of the Partnership, and such certificates may be signed in counterparts. The certificates representing the Partnership Interests shall constitute a “security” within the meaning of (A) Article 8 of the Uniform Commercial Code (including Section 8-102(a) thereof) as in effect from time to time in the State of Delaware and (B) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. The Partners hereby agree that their Partnership Interests shall be personal property for all purposes. The Partners have no interest in specific Partnership property.

Section 16.     Additional Contributions. The Partners are not required to make any additional capital contributions to the Partnership. However, the Partners may make additional capital contributions to the Partnership at any time and in such amounts as the Partners may agree upon in their sole discretion. The provisions of this Agreement, including this Section 16, are intended to benefit the Partners and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership. To the fullest extent permitted by law, the Partners shall not have any duty or obligation to any creditor of the Partnership to make any contribution to the Partnership or to request a call for any capital pursuant to this Agreement.

Section 17.     Exculpation and Indemnification.

(a)       Neither the Partners nor any Officer, employee or agent of the Partnership nor any employee, representative, agent or affiliate of the Partners (collectively, the “Covered Persons”) shall be liable to the Partnership or any other person who has an interest in or claim against the Partnership for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership.

(b)       To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Partnership for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or

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omissions; provided, however, that any indemnity under this Section 17 by the Partnership shall be provided out of and to the extent of Partnership assets only, and the General Partner and the Limited Partner shall not have personal liability on account thereof.

(c)       To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.

(d)       A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Partners might properly be paid.

(e)       To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Partnership or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

(f)       The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

Section 18.     Withdrawal. The Partners have the right to withdraw from the Partnership at any time as contemplated under Sections 17-602 and 17-603 of the Act. Upon withdrawal such withdrawing Partner shall continue to be entitled to receive distributions and payments to which such Partner is, or becomes, entitled under this Agreement, but shall not be entitled to receive any other distributions or payments from the Partnership with respect to such withdrawing Partner’s Partnership Interest.

Section 19.     Books and Records. The General Partner shall keep or cause to be kept complete and accurate books of account and records with respect to the Partnership's business. The books of the Partnership shall at all times be maintained by the General Partner. The Partnership's books of account shall be kept using the method of accounting determined by the General Partner.

Section 20.     Other Business. The General Partner and the Limited Partner and any affiliate of the General Partner or the Limited Partner may engage in or possess an interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others. The Partnership shall not have any rights in or to such independent

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ventures or the income or profits therefrom by virtue of this Agreement or otherwise notwithstanding any other provision to the contrary at law or in equity.

Section 21.     Assignments. The General Partner may assign in whole or in part its General Partner Interest in the Partnership. If a General Partner transfers all of its General Partner Interest in the Partnership pursuant to this Section 21, the transferee shall be admitted to the Partnership as a general partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor General Partner shall cease to be a general partner of the Partnership. Notwithstanding anything in this Agreement to the contrary, any successor to a General Partner by merger or consolidation shall, without further act, be the General Partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution. The Limited Partner may assign in whole or in part its Limited Partner Interest in the Partnership. If a Limited Partner transfers all of its Limited Partner Interest in the Partnership pursuant to this Section 21, the transferee shall be admitted to the Partnership as a limited partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Limited Partner shall cease to be a limited partner of the Partnership. Notwithstanding anything in this Agreement to the contrary, any successor to a Limited Partner by merger or consolidation shall, without further act, be the Limited Partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution.

Section 22.     Dissolution.

(a)       The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(i)	the occurrence of an event of withdrawal (as defined in the Act) with respect to a General Partner, other than an event of withdrawal set forth in Section 17-402(a)(4) or (5) of the Act; provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (i) if (1) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and shall carry on the business of the Partnership, or (2) if at such time there is no remaining general partner, if within 120 days after such event of withdrawal, the Limited Partner agrees in writing or vote to continue the business of the Partnership and to appoint effective as the day of withdrawal, one or more additional general partners, or (3) the Partnership is continued without dissolution in a manner permitted by the Act or this Agreement;

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(ii)	there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act and this Agreement; or

(iii)	the entry of a decree of judicial dissolution under Section 17-802 of the Act.

(b)      Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of an event that causes the last remaining limited partner in the Partnership to cease to be a limited partner in the Partnership, to the fullest extent permitted by law, the General Partner agrees that the personal representative of such limited partner is hereby authorized to, and shall within ninety (90) days after the occurrence of the event that terminated the continued membership of such limited partner in the Partnership, agree in writing (i) to continue the Partnership, and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute limited partner of the Partnership, effective as of the occurrence of the event that terminated the continued membership of the last remaining limited partner of the Partnership.

(c)      Notwithstanding any other provision of this Agreement, upon the occurrence of any event that results in the General Partner ceasing to be a general partner in the Partnership under the Act, if at the time of the occurrence of such event there is at least one remaining general partner of the Partnership, such remaining general partner(s) of the Partnership is (are) hereby authorized to and, to the fullest extent permitted by law, shall carry on the business of the Partnership.

(d)      Notwithstanding any other provision of this Agreement to the contrary, neither the bankruptcy of the General Partner nor the occurrence of any other event set forth in Sections 17-402(a)(4) and (5) of the Act with respect to the General Partner shall cause the General Partner to cease to be a general partner of the Partnership, and upon the occurrence of such an event, the Partnership shall continue without dissolution.

(e)      In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner), and the assets of the Partnership shall be applied in the manner, and in the order of priority, set forth in the Act.

(f)       The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed to the Partners in the manner provided for in this Agreement, and (ii) the Certificate of Limited Partnership of the Partnership shall have been canceled in the manner required by the Act.

(g)       The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate of Limited Partnership of the Partnership as provided in the Act.

Section 23.     Waiver of Right of Partition. To the fullest extent permitted by law, each of the General Partner and the Limited Partner hereby irrevocably waives any right or power that such person might have to cause the Partnership or any of its assets to be partitioned.

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Section 24.     Amendment. Any amendment to this Agreement must be in writing and signed by all Partners.

Section 25.    Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 26.     Entire Agreement. This Agreement, as may be amended by the Partners from time to time, constitutes the entire partnership agreement of the Partnership.

Section 27.     Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 28.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Limited Partnership Agreement, effective as of the date above first written.

GENERAL PARTNER:

OHI Healthcare Properties Limited Partnership, a Delaware limited partnership

By: OHI Healthcare Properties Holdco, Inc., a Delaware corporation

By:	/s/ Robert O. Stephenson

Name:	Robert O. Stephenson
Title:	Chief Financial Officer and Treasurer

LIMITED PARTNER:

Aviv OP Limited Partner, L.L.C., a Delaware limited liability company

By:	Robert O. Stephenson

Name:	Robert O. Stephenson
Title:	Chief Financial Officer and Treasurer

Execution Page
Second Amended and Restated Agreement of Limited Partnership
Aviv Healthcare Properties Operating Partnership I, L.P.

SCHEDULE A

PARTNERS

Name	Mailing Address	Partnership Interest Percentages
General Partner OHI Healthcare Properties Limited Partnership	200 International Circle Suite 3500 Hunt Valley, MD 21030	99%
Limited Partner Aviv OP Limited Partner, L.L.C.	200 International Circle Suite 3500 Hunt Valley, MD 21030	1%

Execution Page
Second Amended and Restated Agreement of Limited Partnership
Aviv Healthcare Properties Operating Partnership I, L.P.

SCHEDULE B

OFFICERS	TITLE

C. Taylor Pickett	Chief Executive Officer and President
Daniel J. Booth	Chief Operating Officer and Secretary
Steven J. Insoft	Chief Corporate Development Officer
Robert O. Stephenson	Chief Financial Officer, Treasurer and Assistant Secretary
R. Lee Crabill, Jr.	Senior Vice President – Operations
Michael D. Ritz	Chief Accounting Officer, Vice President and Assistant Secretary
Samuel H. Kovitz	Executive Vice President and Assistant Secretary
Megan Krull	Senior Vice President – Operations and Assistant Secretary
Thomas H. Peterson	Assistant Treasurer

Execution Page
Second Amended and Restated Agreement of Limited Partnership
Aviv Healthcare Properties Operating Partnership I, L.P.